Exhibit 99.1

News Release
Contacts:
Exelon
Investor Relations: Joyce Carson (312) 394-3441
Media Relations: Jennifer Medley (312) 394-7189
PSEG
Investor Relations: Morton Plawner (973) 430-6474
Media Relations: Paul Rosengren (973) 430-5911
PSEG and Exelon Announce Termination of Proposed Utility Merger
Companies cite insurmountable gaps with New Jersey Board of Public Utilities
CHICAGO and NEWARK, NJ (Sept. 14, 2006) —Public Service Enterprise Group Incorporated (PSEG) and Exelon Corporation announced today that Exelon has given PSEG formal notice of termination of the merger agreement announced December 20, 2004, and the companies have agreed to withdraw their application for merger approval, which has been pending before the New Jersey Board of Public Utilities (NJBPU) for more than 19 months.
The announcement followed a number of discussions with state officials and other interested parties to better understand their respective positions on the proposed merger. The discussions made clear that gaps separating the parties’ respective settlement positions are insurmountable. Major differences included, among other things, issues relating to rate concessions and market power mitigation.
“We are very disappointed that the merger cannot be completed,” said John W. Rowe, Exelon’s chairman, president and CEO. “We wish PSEG and its team all the best. It is a truly first-class organization, and it was a pleasure teaming up with them on a merger that made so much sense.”
“We have spent a lot of time and effort on this transaction because of the value it would have created for the companies and their customers,” said E. James Ferland, chairman, president and CEO of PSEG. “We are equally disappointed but remain committed to continuing our tradition of providing exceptional service to our customers in New Jersey,” Ferland continued. “We appreciate the goodwill, professionalism, and efforts of the Exelon team.”
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Exelon Corporation is one of the nation’s largest electric utilities with approximately 5.2 million customers and more than $15 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic.
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Exelon distributes electricity to approximately 5.2 million customers in northern Illinois and Pennsylvania and natural gas to more than 470,000 customers in southeastern Pennsylvania. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.
Public Service Enterprise Group (PSEG) (NYSE:PEG) is a publicly traded diversified energy company with annual revenues of more than $12 billion, and three principal subsidiaries: PSEG Power, one of the largest independent power producers in the U.S.; Public Service Electric and Gas Company (PSE&G), New Jersey’s oldest and largest energy distribution utility company; and, PSEG Energy Holdings, a holding company for other non-regulated energy businesses.